Exhibit 12.4

Doral Financial Corporation

Computation of Ratio of Earnings (Losses) to Fixed Charges and Preferred Stock Dividends

	For the year ended December 31,
	2012	2011		2010	2009		2008
Including Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(164,780)	$(8,983)		$(277,011)	$(42,621)		$(32,258)
Plus:
Fixed Charges (excluding capitalized interest)	151,831	181,804		243,458	293,019		349,621

Total Earnings (Losses)	$(12,949)	$172,821		$(33,553)	$250,398		$317,363

Fixed Charges:
Interest expensed and capitalized	$146,688	$177,656		$240,275	$290,451		$347,001
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,264	1,066		642	187		192
An estimate of the interest component within rental expense	3,879	3,082		2,541	2,381		2,428

Total Fixed Charges	151,831	181,804		243,458	293,019		349,621

Preferred dividends	9,661	9,661		9,109	15,841		33,299
Ratio of pre tax loss to net loss	0.610	0.840		0.949	2.016		0.101

Preferred dividend factor	15,838	11,501		9,599	7,858		329,693

Total fixed charges and preferred stock dividends	$167,669	$193,305		$253,057	$300,877		$679,314

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(A)		(A)	(A)		(A)		(A)

Excluding Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(164,780)	$(8,983)		$(277,011)	$(42,621)		$(32,258)
Plus:
Fixed Charges (excluding capitalized interest)	88,445	93,518		132,620	167,836		192,891

Total Earnings (Losses)	$(76,335)	$84,535		$(144,391)	$125,215		$160,633

Fixed Charges:
Interest expensed and capitalized	$83,302	$89,370		$129,437	$165,318		$190,271
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,264	1,066		642	187		192
An estimate of the interest component within rental expense	3,879	3,082		2,541	2,381		2,428

Total Fixed Charges	88,445	93,518		132,620	167,886		192,891

Preferred dividends	9,661	9,661		9,109	15,841		33,299
Ratio of pre tax loss to net loss	0.610	0.840		0.949	2.016		0.101

Preferred dividend factor	15,838	11,501		9,599	7,858		329,693

Total fixed charges and preferred stock dividends	$104,283	$105,019		$142,219	$175,744		$522,584

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(A)		(A)	(A)		(A)		(A)

(A)	For the years ended December 31, 2012, 2011, 2010, 2009 and 2008 earnings were not sufficient to cover preferred dividends and the ratios were less than 1:1. The Company would have had to generate additional earnings of $180.6 million, $20.5 million, $286.6 million, $50.5 million and $362.0 million to achieve a ratio of 1:1 in 2012, 2011, 2010, 2009 and 2008, respectively.